Exhibit 99.(a)(2)

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF TRUST

OF

TRILOMA EIG TRUST

This Certificate of Amendment to the Certificate of Trust of Triloma EIG Trust, dated as of March 26, 2015, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.).

1.                                      NAME. The name of the statutory trust formed by this Certificate of Trust is Triloma EIG Trust.

2.                                      The Certificate of Trust of the statutory trust is hereby amended by deleting the first enumerated paragraph thereof in its entirety and inserting in lieu thereof the following:

NAME. The name of the statutory trust formed by this Certificate of Trust is Triloma EIG Global Energy Term Fund I.

3.                                      This Certificate of Amendment to the Certificate of Trust shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

Barry L. Goff, not in his individual

capacity but as Trustee

By:	/s/ Barry L. Goff
Barry L. Goff